[Seward & Kissel LLP Letterhead]

                                                                     Exhibit 8.1
,

Diana Shipping Inc.                                         , 2006
Pendelis 16
175 64 Palaio Faliro
Athens, Greece


                  Re:  Diana Shipping Inc.


Ladies and Gentlemen:

     You have requested our opinion regarding certain United States federal income tax matters and Marshall Islands tax matters relating to Diana Shipping Inc. (the "Company") and the holders of shares of the Company's common stock.

     In formulating our opinion as to these matters, we have examined such documents as we have deemed appropriate, including the Registration Statement and amendments to such Registration Statement filed by the Company on Form F-3 (File No. 333-[ ] with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended, through the date hereof (the "Registration Statement") and the prospectus of the Company (the "Prospectus") included in the registration statement. We also have obtained such additional information as we have deemed relevant and necessary from representatives of the Company.

     Capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement.

     Based on the facts as set forth in the Registration Statement and, in particular, on the representations, covenants, assumptions, conditions and qualifications described under the captions "Risk Factors", therein, we hereby confirm that the opinions of Seward & Kissel LLP with respect to United States federal income tax matters and Marshall Islands tax matters are those opinions attributed to Seward & Kissel LLP expressed in the Registration Statement under the captions "Risk Factors - We may have to pay tax on United States source income, which would reduce our earnings" and "Risk Factors - United States tax authorities could treat us as a `passive foreign investment company', which could have adverse United States federal income tax consequences to United States holders" in the Registration Statement accurately states our views as to the tax matters discussed therein.

     Our opinions and the tax discussion as set forth in the Registration Statement are based on the current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service which may be cited or used as precedents, and case law, any of which may be changed at any time with retroactive effect. No opinion is expressed on any matters other than those specifically referred to above by reference to the Registration Statement.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings "Legal Matters" in the Prospectus, without admitting we are "experts" within the meaning of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.


                                                      Very truly yours,





SK 23159 0002 663146